SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	2.	Form, Schedule or Registration Statement No.:
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ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS OF

ULTRA CLEAN HOLDINGS, INC.

Date:	May 24, 2017

Time:	Doors open at 12:00 p.m. Pacific time;

Meeting begins at 12:30 p.m. Pacific time

Place:	Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Purposes:	•	Elect our directors

•	Approval of an amendment and restatement of our stock incentive plan

•	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2017

•	Hold an advisory vote on executive compensation

•	Hold an advisory vote on the frequency of holding an advisory vote on executive compensation

•	Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	March 31, 2017 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 24, 2017: This Proxy Statement, along with our 2016 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com/90385V. Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

/s/ James P. Scholhamer

James P. Scholhamer

Chief Executive Officer

April 21, 2017

ULTRA CLEAN HOLDINGS, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2017 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting. The date of this proxy statement is April 21, 2017. The proxy statement and form of proxy are first being mailed to our stockholders on or about April 21, 2017.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 24, 2017: This Proxy Statement, along with our 2016 Annual Report to Stockholders are available on the following website: http://materials.proxyvote.com/90385V.

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as “Ultra Clean,” the “Company” or “we,” is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on May 24, 2017 at 12:30 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025.

Who May Attend and Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on March 31, 2017, the record date for voting, may attend and vote at the meeting. To attend the annual meeting, you must present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must also provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 33,430,118 shares of our common stock, $0.001 par value.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by signing and mailing the enclosed proxy card or by voting on the Internet, telephone, or in person at the annual meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement is being forwarded to you by or on behalf of your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How to Vote

You may vote in person at the meeting or by proxy.

Voting by Proxy. If you are a stockholder of record, you may vote by proxy over the Internet, by telephone or by mail if you complete and return the enclosed proxy card by following the instructions on the proxy card. If your shares are held in street name, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the annual meeting if you attend the annual meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. You should allow yourself enough time prior to the annual meeting to obtain this proxy from the holder of record.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•	FOR the election of each of the named nominees for director;

•	FOR the approval of an amendment and restatement of our stock incentive plan;

•	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of our named executive officers;

•	Every 1 YEAR for the frequency of holding an advisory vote on executive compensation; and

•	with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

Changing or Revoking Your Vote

You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.

If you are the stockholder of record, you may revoke your proxy by resubmitting your vote on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), by signing and returning a new proxy card with a later date, by attending the annual meeting and voting in person or by giving written notice to our Secretary that you wish to revoke your previously submitted proxy.

If you hold shares beneficially in street name, you may revoke your proxy by submitting new voting instructions to your broker, bank or nominee by following the instructions they provided or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Note that for both stockholders of record and beneficial owners, attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the annual meeting.

Important Notice Regarding Delivery of Stockholder Documents

Only one proxy statement, annual report and set of accompanying materials, if applicable, are being delivered by us to multiple stockholders sharing an address, who have consented to receiving one set of such materials, until we receive contrary instructions from any such stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

Attending in Person

Any stockholder of record may vote in person at the annual meeting of our stockholders. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring a proxy from your broker, bank or nominee in order to vote in person.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.

Election of Directors. Our Amended and Restated Bylaws provides that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

Brokers do not have discretionary authority to vote shares without instructions from beneficial owners in the election of directors. Therefore, beneficial owners who are not stockholders of record and who want their votes to be counted in the election of directors must give voting instructions to their bank, broker or nominee before the date of the annual meeting.

Approval of an amendment and restatement of our stock incentive plan. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve the amendment and restatement of our stock incentive plan, which will, among others, increase the number of shares available for issuance under the stock incentive plan from 9,855,695 to 12,555,695 and extend the expiration date of the plan to 2027. The approval of the amendment and restatement of the stock incentive plan is not considered a routine proposal; therefore brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. We believe that the ratification of our independent registered public accounting firm is a routine proposal for which brokers may vote shares held on behalf of beneficial owners who have not given voting instructions with respect to that proposal.

Advisory vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve, by an advisory vote, the compensation of our named executive officers for fiscal 2016. The advisory vote on the compensation of our named executive officers is not considered a routine proposal; therefore, brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Advisory vote on the frequency of holding an advisory vote on executive compensation. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to recommend, by an advisory vote, the frequency of a stockholder vote on the compensation of our named executive officers. The Board of Directors will consider the frequency of the stockholder vote receiving the greatest number of votes to be the frequency recommended by our stockholders. The advisory vote on the frequency of holding an advisory vote on executive compensation is not considered a routine proposal; therefore brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 17, 2017 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors, director nominees and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares subject to restricted stock units that vest, within 60 days of March 17, 2017. Shares issuable pursuant to the exercise of stock options, and restricted stock units that vest, in the 60 days following March 17, 2017, are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares subject to restricted stock units, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 33,399,987 shares of common stock outstanding as of March 17, 2017.

The address of each of the named individuals in the table below is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545 unless otherwise indicated below. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
BlackRock, Inc. (1)	3,485,957	10.4%
55 East 52nd Street New York, NY 10055
Dimensional Fund Advisors LP (2)	2,291,277	6.9%
Building One 6300 Bee Cave Road Austin, TX 78746
Named Executive Officers, Directors and Director Nominees
James P. Scholhamer	115,977	*
Kevin C. Eichler (3)	2,298	*
Sheri Brumm	8,858	*
Lavi A. Lev	68,131	*
Mark G. Bingaman (4)	82,263	*
Michael R. Henderson	—	—
Clarence L. Granger (5)	234,208	*
Jeffrey S. Andreson	—	—
Thomas T. Edman (5)	18,000	*
David T. ibnAle (5)	78,500	*
Emily M. Liggett (5)	33,000	*
Leonid Mezhvinsky (6)	71,000	*
Barbara V. Scherer (5)	18,000	*
All Executive Officers and Directors as a Group (17 persons) (7)	882,685	2.6%

*	Less than 1%.

(1)	Based on a Schedule 13G/A filed with the SEC on January 9, 2017.

(2)	Based on a Schedule 13G filed with the SEC on February 9, 2017.

(3)	Mr. Eichler resigned as our chief financial officer effective July 29, 2016.

(4)	Includes 2,333 restricted stock units that vest on April 24, 2017.

(5)	Includes 10,000 restricted stock awards that vest on May 23, 2017.

(6)	Includes 10,000 restricted stock awards that vest on May 23, 2017. Also includes 15,000 shares held by the Revocable Trust of Leonid Mezhvinsky and Inna Mezhvinsky, dated April 26, 1988, which Mr. Mezhvinsky is deemed a beneficial owner.

(7)	Includes 2,333 restricted stock units that vest on April 24, 2017 and 10,000 restricted stock units that vest on April 25, 2017.

At the close of business on March 31, 2017, the record date, we had 33,430,118 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for a stockholder vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) requires our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us and written representations we received from our directors and officers required to file the reports, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities, filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 30, 2016.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals

If you wish to submit a proposal for inclusion in the proxy statement for our 2018 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than December 22, 2017. Stockholders intending to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, including for the election of director nominees, must comply with the requirements set forth in our Amended and Restated Bylaws. The Amended and Restated Bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal at the address below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, in which case notice must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to such meeting or the 10th day following the public announcement of the date of such meeting). Therefore, we must receive notice of such proposal for the 2018 Annual Meeting of Stockholders no earlier than January 24, 2018, and no later than February 23, 2018, otherwise such notice will be considered untimely and we will not be required to present it at the 2018 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	510-576-4400

• By fax:	510-576-4401

• In writing at our principal executive offices:	Ultra Clean Holdings, Inc. Attn: Secretary 26462 Corporate Avenue Hayward, CA 94545

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of our stockholders, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the nominees for director named below. All of these nominees currently serve as our directors. Each nominee has consented to serve as a nominee, to serve as a director if elected, and to being named a nominee in this Proxy Statement. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if our Board of Directors names one.

Our Amended and Restated Bylaws provide that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

Name	Position/Office Held With the Company	Age	Director Since
Clarence L. Granger	Chairman of the Board and Nominee for Director	68	2002
James P. Scholhamer	Chief Executive Officer, Director and Nominee for Director	50	2015
David T. ibnAle	Director and Nominee for Director	45	2002
Leonid Mezhvinsky	Director and Nominee for Director	63	2007
Emily M. Liggett	Director and Nominee for Director	61	2014
Thomas T. Edman	Director and Nominee for Director	54	2015
Barbara V. Scherer	Director and Nominee for Director	61	2015
Jeffrey S. Andreson	Director and Nominee for Director	55	2017

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as our Chairman since October 2006 and has been a member of our Board of Directors since May 2002. Mr. Granger formerly served as our Chief Executive Officer from November 2002 to January 2015. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as vice president of Media Operations for Seagate Technology, which designs, manufactures, markets and sells hard disk drives, from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology, a supplier of high-performance thin-film disks, as chief executive officer from 1993 to 1994, as chief operating officer from 1991 to 1993 and as president from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as vice president and general manager, Thin Film Disk Division, from 1988 to 1989, as vice president, Santa Clara Oxide Disk Operations, from 1987 to 1988, as vice president, U.S. Tape Operations, from 1986 to 1987 and as director of engineering from 1983 to 1986. Mr. Granger holds a master’s of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley. Our Board of Directors values Mr. Granger’s perspective as our former chief executive officer and his intimate knowledge of our employee base, operations, customers, suppliers and competitive position in the semiconductor capital equipment industry.

James P. Scholhamer joined UCT as Chief Executive Officer and a member of our Board of Directors in January 2015. Prior to joining Ultra Clean, Mr. Scholhamer served as Corporate Vice President and General Manager of Applied Materials, Inc., leading the Equipment Products Group and Display Services Group of its Global Service Division from February 2011 to January 2015. Mr. Scholhamer joined Applied Materials, Inc. in 2006, where, prior to his most recent position, he served as Vice President of Operations-Energy for the Environmental and Display Products Division from July 2006 to December 2008 and Corporate Vice President and General Manager of the Display Business Group from December 2008 to February 2011. Prior to that, Mr. Scholhamer worked for Applied Films Corporation as Vice President of Operations, Engineering and Research Development in the company’s German office from September 2002 to July 2006 and as Vice President of Thin Film Coating Division and Thin Film Equipment Division in the company’s Colorado office from July 2000 to September 2002. Mr. Scholhamer holds a Bachelor of Science degree in materials and metallurgical engineering from the University of Michigan. Our Board of Directors believes that Mr. Scholhamer brings strong engineering and operations experience to our Board of Directors and provides the Board of Directors with a unique perspective as our chief executive and leader of our strategic planning process.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and served as our lead director from February 2005 to February 2007. Mr. ibnAle has been a technology private equity investor since 1996, and is a founding and managing partner of Advance Vixeid Capital Management, LLC, a media and technology-focused private equity investment firm. From January 2012 to July 2013, Mr. ibnAle was a managing partner of Augusta Columbia Capital Group, a technology-focused private equity firm. From March 2008 to December 2011, Mr. ibnAle was a managing director of TPG Growth, LLC, the small-cap and growth investing arm of TPG, a global private equity firm. From December 1999 to March 2008, Mr. ibnAle was an investment professional with Francisco Partners, a technology-focused private equity firm. Prior to joining Francisco Partners, Mr. ibnAle was an investment professional with Summit Partners L.P., a private equity and venture capital firm, and prior to that he worked in the Corporate Finance Department of Morgan Stanley & Co, an investment banking firm. Mr. ibnAle has served as the chairman or as a member of the board of directors of a number of private and publicly traded technology firms, and is currently a member of the board of directors of Urban Compass, Inc., Nativo Inc. and Above Average Productions, Inc. Mr. ibnAle holds an A.B. in Public Policy and an A.M. in International Development Policy from Stanford University and an MBA from the Stanford University Graduate School of Business. Our Board of Directors values Mr. ibnAle’s experience as an investment professional, as well his experience in strategic planning and mergers and acquisitions, as he brings significant quantitative and qualitative financial experience to our Board of Directors. Mr. ibnAle qualifies as a financial expert and provides important support as a member of our Audit Committee.

Leonid Mezhvinsky has served as a director of Ultra Clean since February 2007. Mr. Mezhvinsky served as our president from June 2006 to December 2007, following our acquisition of Sieger Engineering, Inc. He has more than two decades of management experience and in-depth knowledge of machine shop, electro mechanical assemblies and system integration utilized in semiconductor, medical and biotech OEM products. Prior to joining Ultra Clean, Mr. Mezhvinsky was president and chief executive officer of Sieger Engineering, Inc. which he joined in 1982. Mr. Mezhvinsky holds the equivalent of a bachelor of science in Industrial Automation from The College of Industrial Automation, Odessa, Ukraine. Mr. Mezhvinsky brings to our Board of Directors substantial operational experience. As the former president of Sieger Engineering, which is now a part of our Company, he has a deep understanding of our competitors, suppliers, products and customers.

Emily M. Liggett has served as a director of Ultra Clean since May 2014. Ms. Liggett served as president and chief executive officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, from 2009 until late 2016, when it was acquired by Regal Beloit. She previously served as president and chief executive officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as president and chief executive officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including corporate vice president of Raychem and managing director of Tyco Ventures. Ms. Liggett was a director of MTS Systems Corporation from 2010 to 2016 and was a director of Immersion Corporation from 2005 to 2011. She also currently serves on the Purdue University School of Engineering Advisory Board. Ms. Liggett holds a bachelor of science in chemical engineering from Purdue University, a master’s of science in engineering and manufacturing systems from Stanford University and a master’s degree in business administration from the Stanford University Graduate School of Business. Ms. Liggett’s qualifications to serve on our Board of Directors include her chief executive officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

Thomas T. Edman has served as a director of Ultra Clean since June 2015. Mr. Edman has served as the Chief Executive Officer of TTM Technologies, Inc. since January 2014, as its President since January 2013 and as a member of its board of directors since September 2004. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman presently serves on the board of directors of the IPC, an electronic industry association. Mr. Edman previously served as Chairman and as a member of the board of directors of FlexTech, formerly the United States Display Consortium and the AeA (American Electronics Association). Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. Mr. Edman was nominated to the board of directors because of his business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters.

Barbara V. Scherer has served as a director of Ultra Clean since June 2015. Ms. Scherer has served as a member of the board of directors of NETGEAR, Inc., a global networking company that delivers innovative products to consumers, businesses and service providers, since August 2011 and as a member of the board of directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, since April 2013. Ms. Scherer currently is a private investor. Ms. Scherer was Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company’s financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. She also has experience serving on the boards of non-profit organizations. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With a career spanning more than 30 years including 25 in senior financial leadership roles in the technology industry, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Jeffrey S. Andreson has served as a director of Ultra Clean since February 2017. Mr. Andreson has served as the Chief Financial Officer of Nanometrics Incorporated, a provider of advanced, high performance process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices, since September 2014. Prior to Nanometrics, Mr. Andreson served at Intevac Corporation from August 2007 to September 2014 most recently as Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary from August 2007. From June to August 2007, Mr. Andreson served as Executive Vice President, Finance at Intevac. Prior to joining Intevac, Mr. Andreson served 12 years with Applied Materials in various controllership positions within the company most recently as Managing Director and Controller of the $2 billion Applied Materials’ Global Services product group. Mr. Andreson joined Applied Materials in 1995 and held a number of senior financial positions, including: Managing Director, Global Financial Planning and Analysis; Controller, Metron Subsidiary; Controller, North American Sales and Service; and Controller, Volume Manufacturing. From 1989 through 1995, Mr. Andreson held various roles at Measurex Corporation. Mr. Andreson holds an MBA from Santa Clara University and a B.S. degree in finance from San Jose State University. Our Board believes that Mr. Andreson, with his extensive business and finance experience, including his roles as executive officers for various technical industrial companies, will provide the Board with valuable insights.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between any of our directors and us pursuant to which such director was or is to be selected as a director or nominee. Information related to the compensation of our Board of Directors can be found under “—Director Compensation” below.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

Structure of Board of Directors and Corporate Governance Information

Director Independence. We are required to comply with the director independence rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committee be composed solely of independent directors.

Our Board of Directors has determined that each of our directors and director nominees are independent in accordance with applicable NASDAQ and SEC rules other than Messrs. Granger, Mezhvinsky and Scholhamer. Accordingly, a majority of our current Board of Directors is independent as required by NASDAQ rules and, upon election of each of our director nominees at the 2017 Annual Meeting of Stockholders, a majority of our Board of Directors will be independent as required by NASDAQ rules.

In determining the independence of our directors, our Board of Directors considered that Mr. Andreson serves as the Chief Financial Officer of Nanometrics Incorporated, a small customer of UCT. Our Board of Directors determined that Nanometrics’ annual purchase from Ultra Clean over each of the past three fiscal years was immaterial to Ultra Clean, and, indirectly, Mr. Andreson (1% or less than Nanometrics or Ultra Clean’s annual revenue).

Director Responsibilities. We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of eight directors. During 2016, there were nine meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2016.

Board Leadership Structure. Our corporate governance guidelines allow for the flexibility to combine or separate the offices of chairman and the chief executive officer to best serve the interests of the Company and its stockholders. Mr. Scholhamer serves as the chief executive officer of the Company and Mr. Granger serves as the chairman of our Board of Directors. Our Board of Directors believes our current board leadership structure to be an efficient and successful leadership model for the Company, promoting clear accountability and effective decision-making. The roles of our Chairman and Chief Executive Officer are separated to allow Mr. Scholhamer to develop and execute on our corporate strategy and focus on day-to-day operations and company performance. Our Board of Directors believes that our stockholders benefit from Mr. Granger’s service as Chairman due to his deep background and experience in our industry and his knowledge of our operations as our former chief executive officer. Our Board of Directors recognizes that a different leadership model may be warranted under different circumstances. Accordingly, our Board of Directors periodically reviews its leadership structure.

The Board also continually reviews the need for effective independent oversight. Each member of each of our Board of Director’s standing committees is an independent director, and each independent director is actively involved in independent oversight. Our independent directors meet in executive session during each regularly scheduled quarterly meeting of our Board of Directors and periodically evaluate both our Chairman and our Chief Executive Officer. All directors have unrestricted access to management at all times and frequently communicate with the Chairman, the Chief Executive Officer and other members of management on a variety of topics. Given the above factors, our Board of Directors has historically determined that our leadership structure is appropriate and has not deemed it necessary to appoint an independent lead director. However, our Board of Directors will continue to periodically consider appointing one of our independent directors as our lead independent director.

Corporate Governance. Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://uct.com/investors/corporate-governance/.

Communicating with our Board of Directors. Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the chair of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance. Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. All of our incumbent directors attended the 2016 Annual Meeting of Stockholders.

Risk Oversight

Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors regularly reviews reports from the management team on areas of material risk to the Company, including operational, financial, legal and strategic risks. Each of the committees of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. The Audit Committee periodically reviews risks associated with financial reporting and internal controls, as well as risks associated with liquidity, customer credit, inventory reserves and insurance coverage. The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership, structure and corporate governance. The Compensation Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives.

Committees of our Board of Directors

Our Board of Directors has three principal committees. The following describes each committee’s current membership, the number of meetings held during 2016 and its mission:

Audit Committee. Among other matters, the Audit Committee is responsible for:

•	our accounting and financial reporting processes and audits of our financial statements;

•	assisting the Board in its oversight of the integrity of our financial statements and internal controls;

•

the qualifications, independence and performance of the our independent auditors (including hiring and replacing our independent auditors as appropriate, reviewing and pre-approving any audit and non-audit services provided by our independent auditors and approving fees related to such services);

•	the performance of our internal audit function;

•

the review, approval and oversight of the our Cash and Investment Policy and Financial Risk Management Policy, including oversight over our hedging strategy and the use of swaps and other derivative instruments for hedging risks;

•	compliance with legal and regulatory requirements;

•	compliance with our Code of Business Conduct and Ethics (and requests for waivers therefrom); and

•	preparing the audit committee report that SEC rules require to be included in our proxy statement.

A copy of the Audit Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Audit Committee are Barbara V. Scherer (chair), Thomas T. Edman, David T. ibnAle and Jeffrey S. Andreson. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of NASDAQ for members of audit committees. The Board of Directors has also concluded that each member of the Audit Committee qualifies as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by NASDAQ. The Audit Committee met four times in 2016.

Compensation Committee. Among other matters, our Compensation Committee:

•	oversees our compensation and benefits policies generally, including the issuance of equity-based compensation;

•	evaluates executive officer and other senior executive performance;
•	reviews our management succession plan;

•	oversees and sets compensation for our executive officers, Board members and other senior executives; and

•	reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at http://uct.com/investors/ corporate-governance/. The Compensation Committee’s process for deliberations on executive compensation is described below under “Compensation Discussion and Analysis.”

As part of our oversight of our executive compensation program and in conjunction with the Compensation Committee, we consider the impact of our executive compensation program and the incentives created by different elements of the executive compensation program on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that affect the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The current members of the Compensation Committee are David T. ibnAle (chair), Thomas T. Edman and Emily M. Liggett. Our Board of Directors has determined each member of the committee is independent as defined under NASDAQ and SEC rules. The Compensation Committee met six times in 2016.

Nominating and Corporate Governance Committee. Among other matters, our Nominating and Corporate Governance Committee:

•	reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;

•

establishes criteria for the selection of candidates to the Board and its committees, and identifies individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

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recommends to the Board director nominees for election at our annual or special meetings of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	recommends directors for appointment to committees of the Board;

•	makes recommendations to the Board as to determinations of director independence;

•	leads the process and assists the Board in evaluating its performance and the performance of its committees; and

•	Periodically reviews our Corporate Governance Guidelines and Code of Business Conduct and Ethics, and oversees compliance with our Corporate Governance Guidelines.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Nominating and Corporate Governance Committee are Emily M. Liggett (chair), Thomas T. Edman and Barbara V. Scherer. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under NASDAQ. The Nominating and Corporate Governance Committee met six times in 2016.

Consideration of Director Nominees

Director Qualifications. The Nominating and Corporate Governance Committee of the Board operates pursuant to a written charter and establishes membership criteria for the Board and each committee of the Board and recommends to the Board individuals for membership on the Board and its committees. There is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment, the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and our Board of Directors. Although we do not have a formal policy with regard to the consideration of diversity, when identifying and selecting director nominees, the Nominating and Corporate Governance Committee also considers the impact a nominee would have in terms of increasing the diversity of our Board of Directors with respect to professional experience, skills, backgrounds, viewpoints and areas of expertise. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee (or, if the Nominating and Corporate Governance Committee is not comprised solely of independent directors, our independent directors) considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee (or our independent directors) through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee (or our independent directors) and may be considered at any point during the year.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee (or our independent directors). Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and our Company within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve on our Board of Directors. Stockholder recommendations, with such accompanying information, should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee at the address listed under “Information Concerning Solicitation and Voting—Contacting Ultra Clean.”

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our Amended and Restated Bylaws. The deadline and procedures for stockholder nominations are disclosed elsewhere in this proxy statement under the caption “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”

Director Compensation

For fiscal 2016, each non-employee director was paid a $35,000 annual retainer fee, as well as, if applicable, a $12,000 annual fee for serving on the Audit Committee, a $5,000 annual fee per committee for serving on the Compensation and the Nominating and Corporate Governance Committees, a $20,000 annual fee for serving as chair of the Audit Committee (which includes the fee to serve on the Audit Committee), a $10,000 annual fee for serving as chair of the Compensation or Nominating and Corporate Governance Committees (which includes the fee to serve on each committee) and a $12,000 fee for serving as Chairman of the Board. In fiscal 2016, on the date of our annual meeting of stockholders, each non-employee director was granted a restricted stock award for 10,000 shares of our common stock that fully vest on the earlier of (i) the day before the 2017 Annual Meeting of Stockholders and (ii) May 26, 2017.

The following table sets forth compensation for our non-employee directors for fiscal 2016:

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1) (2) ($)	Total ($)
Thomas T. Edman	50,000	57,000	107,000
Clarence Granger	47,000	57,000	104,000
David ibnAle	57,000	57,000	114,000
Emily M Liggett	50,000	57,000	107,000
Leonid Mezhvinsky	35,000	57,000	92,000
Barbara Scherer	60,000	57,000	117,000

(1)	The amounts shown are the grant date fair value for restricted stock awards granted in fiscal year 2016 computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the day preceding the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Messrs. Edman, Granger, ibnAle and Mezhvinsky, and Mses. Liggett and Scherer each held an aggregate of 10,000 unvested restricted stock awards at December 30, 2016.

Mr. Scholhamer became a member of our Board of Directors in January 2015 and does not receive separate compensation for services as a director. Mr. Andreson became a member of our Board of Directors in February 2017 and was not paid compensation for service on our Board of Directors in fiscal 2016.

Stock Ownership Guidelines; Policy against Hedging Transactions and Pledges

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that each director should hold at least 10,000 shares of our common stock, and that each director be allowed three years from the date such director joined our Board of Directors to accumulate such number of shares of our common stock. All of our directors are currently in compliance with our stock ownership guidelines or are still within the phase in period.

The Company’s Insider Trading Policy provides that our securities shall not be made subject to hedge transactions or puts and calls. The Insider Trading Policy further prohibits any pledges of our securities by our directors and executive officers.

Certain Relationships and Related Party Transactions

Transactions with Directors. The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our directors. In the year ended December 30, 2016, we incurred rent and other expenses resulting from the lease of this facility of approximately $251,000.

Related Person Transaction Policy. Our written Related Person Transaction Policy requires our Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer (which is currently the Chief Financial Officer) of any transaction which potentially involves a related person. Our Board of Directors or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Our Board of Directors or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

PROPOSAL 2: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR STOCK INCENTIVE PLAN

On April 19, 2017, subject to the approval of our stockholders at the 2017 Annual Meeting, our Board of Directors approved an amendment and restatement of our Amended and Restated Stock Incentive Plan (the “Plan”) that would increase the aggregate number of shares of our common stock that may be issued or delivered pursuant to awards granted under our Plan by an additional 2,700,000 shares and extend the term of the Plan to 2027.

The effectiveness of the amendment and restatement of the Plan is subject to approval by our stockholders and is recommended by our Board of Directors. If our stockholders do not approve the proposed amendment and restatement of the Plan, the Plan will run out of authorized and available shares in the near future, which will hinder our ability to offer equity awards to our employees, directors, or consultants.

In addition to approving the changes described in this Proposal 2, approval of this Proposal 2 will also constitute re-approval of the material terms of the Plan and the material terms of the performance goals, including those under “Summary of the Plan – Performance-Based Awards” below, for purposes of Section 162(m) of the Internal Revenue Code of 1986.

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as negative votes for this proposal.

Stock-based compensation is a fundamental component of our compensation program. Our equity compensation program is designed to attract and retain employees, many of whom view equity incentives as a key component of their compensation. Stock-based compensation encourages and rewards employee performance and helps align employee interests with those of our stockholders. We currently grant stock-based awards to new employees, upon the promotion of certain existing employees, and on an annual basis to certain employees, including our executive officers and other senior employees. We need additional shares in order to ensure that we are able to continue to grant stock-based awards as we hire additional employees and to continue to motivate existing employees and align their interests with those of our stockholders.

We believe that the Plan contains provisions that are consistent with the interests of our stockholders and with our corporate governance practices:

•

No Stock Option Repricings. The Plan prohibits the repricing of stock options and stock appreciation rights without the approval of our stockholders. This provision applies to both direct repricings—lowering the exercise price of a stock option—and indirect repricings—canceling an outstanding stock option and granting a replacement equity award.

•	No Discount Stock Options. The Plan prohibits the grant of stock options with an exercise price of less than the fair market value of our common stock on the date the stock option is granted.

•	No Evergreen Provision. The Plan does not have an “evergreen” feature. This means we are asking for a specific number of shares now and will not increase that amount without stockholder approval.

•

Share Recycling. The Plan prohibits the following from being made available for issuance as awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding SAR or option: (ii) shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR; or (iii) shares repurchased on the open market with the proceeds of the option exercise price.

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Performance-Based Awards. The Compensation Committee has the authority to grant awards so that the shares of common stock subject to those awards will vest only upon the achievement of pre-established corporate performance goals.

•	Dividends. The Plan prohibits the granting of dividends on options, stock appreciation rights and unearned performance-based awards.

Summary of Share Increase Impact

In determining the amount of the proposed share increase, the Compensation Committee considered that:

•	As of February 24, 2017, the equity awards available and outstanding under the Plan, and their respective features, were as follows (1):

Options Outstanding	129,959
Full-Value Awards Outstanding	1,606,036
Shares Available for Grant	675,029
Weighted Average Exercise Price of Outstanding Options	$13.10
Weighted Average Remaining Term of Outstanding Options	0.40

(1)	This table excludes the 2,700,000 shares requested in this proposal and all shares associated with our Employee Stock Purchase Plan.

•

Our stockholders last approved a share increase in May 2013. Since that time, we have granted equity awards representing a total of approximately 2.9 million underlying shares. The number of shares subject to equity awards granted during each year divided by the total weighted-average number of shares outstanding during the applicable year (also referred to as our burn rate) was 2.7%, 2.8% and 3.3% for fiscal years 2014, 2015 and 2016, respectively.

•	The per share closing price of our common stock on the NASDAQ Global Select Market as of March 31, 2017 was $16.87.

•

Because of the importance of stock-based compensation to our compensation program, if we do not increase the shares available for issuance under the Plan, then based on historical usage rates, the available shares would be insufficient to grant annual equity awards to our executives and other employees in 2017.

•

Based on historical usage and the recent increase in the number of our employees, we estimate that the additional shares would be sufficient for approximately two to three years of awards, assuming we continue to grant awards consistent with our historical usage and current practices. However, because grants are discretionary, the share reserve could last for a longer or shorter period of time.

•

As of February 24, 2017, (i) the number of shares subject to equity awards outstanding as of February 24, 2017 plus the number of shares remaining available for issuance under our Plan divided by (ii) the number of our shares outstanding as of such date (assuming all outstanding RSUs have vested and all outstanding options have been exercised), was approximately 6.9%. If the additional 2.7 million shares are included, this would be approximately 14.7%.

Summary of the Plan

The primary features of the Plan are summarized below. The Plan, as amended and restated by Proposal 2, is set forth in Annex 1.

Number of Shares. We are requesting that an additional 2,700,000 shares of common stock be reserved for issuance under the Plan. In general, if awards granted under the Plan are forfeited, terminated or cancelled without delivery of shares, then the corresponding common stock will again become available for grant. Shares underlying full-value awards granted after June 10, 2010 have been and will continue to be counted under the Plan as 1.23 shares.

Eligibility. Directors, employees and consultants of the Company, its subsidiaries and its affiliates are eligible to be granted stock options, restricted stock, restricted stock units, stock appreciate rights and other awards that are denominated or payable in or valued based on our shares of common stock.

Administration. The Plan may be administered by the Board or by a committee of the Board (in either case referred to as the “Committee”). The Compensation Committee of the Board presently administers the Plan. The Compensation Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, determine the type, number, vesting requirements and other features and conditions of each award, interpret the plan, and make all other decisions relating to the operation of the plan.

Stock Options. The Plan permits the granting of stock options that are intended to qualify as incentive stock options (“ISOs”) under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonstatutory stock options (“NSOs”) that do not so qualify. ISOs may only be granted to employees. The option exercise price will be determined by the Compensation Committee but will not be less than 100% of the fair market value of the common stock on the date of grant (which is defined as the closing price on the day preceding the grant date). The term of each option will be fixed by the Compensation Committee, but may not exceed ten years from the date of the grant. The Compensation Committee may modify, extend or assume outstanding options (except that the Compensation Committee may not directly or indirectly reprice outstanding options without stockholder approval). The Plan provides that no optionee may receive options covering more than 750,000 shares in any calendar year.

Stock Appreciation Rights. The Plan permits the granting of stock appreciation rights, entitling the holder upon exercise to receive an amount in any combination of cash or common stock of the Company (as determined by the Compensation Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. The exercise price of stock appreciation rights will not be less than 100% of the fair market value of the common stock on the date of the grant and stock appreciation rights shall have a maximum term of ten years from the date of grant. The Plan provides that no participant may receive stock appreciation rights covering more than 750,000 shares in any calendar year.

Restricted Stock. Restricted shares of our common stock may be sold or awarded by the Compensation Committee subject to such conditions and restrictions as they may determine which may include the attainment of performance goals. To the extent that an award consists of newly issued restricted shares, the consideration will consist of cash, cash equivalents, or past services rendered, as the Compensation Committee may determine. The holders of restricted shares awarded under the Plan have the same voting, dividend and other rights as holders of common stock, except that the Plan prohibits the granting of dividends on unearned performance awards.

Restricted Stock Units. Restricted stock units representing the equivalent of shares of common stock may be granted. Stock units have no voting rights unless and until shares of stock are issued pursuant to the terms of the stock unit award. Vesting and dividend rights of stock units are determined by the Compensation Committee. No cash consideration is required to be paid by stock unit award recipients.

Performance-Based Awards. In the event the Compensation Committee determines it is important to assure that the compensation attributable to one or more issuances under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Section 162(m) of the Code, the Compensation Committee has the authority to structure one or more share right awards so that the shares of common stock subject to those awards will be issuable upon the achievement of certain pre-established corporate performance goals. The performance goals may consist of any of the following: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items; (3) net income or net income per Common Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) operating margin; (8) share price or total stockholder return; and (9) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction; management of employment practices and employee benefits; and goals relating to acquisitions or divestitures of business units of the Company or of affiliates). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Compensation Committee will determine the performance goals for any individual award and will be responsible for reviewing and approving the assessment of achievement of those goals. Performance-based awards granted to any person may not represent more than 750,000 shares in any calendar year.

Other Equity-Based Awards. The Compensation Committee may determine to grant other equity-based awards, subject to the terms of the Plan.

Change of Control. The Compensation Committee may determine, at the time of granting an award or thereafter, that such award will become exercisable or vested as to all or part of the shares of common stock subject to such award in the event that a change in control occurs with respect to the Company.

Anti-Dilution Provisions. In the event of a stock dividend, stock-split, reverse stock split, combination or reclassification of shares, or any other increase or decrease in the number of outstanding shares, the Compensation Committee shall make a corresponding adjustment to the number or exercise price of the options, restricted stock, stock units or stock appreciation rights awarded and the number of shares awardable pursuant to the Plan.

Future of the Plan. The Board may amend or terminate the Plan at any time. If required by applicable law or regulation (including NASDAQ requirements), we will seek stockholder approval of the amendment. We are requesting that the term of the Plan be extended so that, if not terminated earlier, the Plan will terminate on June 10, 2027.

New Plan Benefits

All awards under the Plan are granted at the discretion of the Compensation Committee (or a subcommittee thereof), and, accordingly, future grants are not yet determinable, except as specified below. The equity awards granted to our named executive officers during fiscal year 2016 are set forth in the “Grants of Plan-Based Awards” table below, and the equity awards granted to our directors are described above under “Director Compensation,” but this does not necessarily reflect the number of awards that may be issued in the future. In February and April 2017, our Compensation Committee approved the following awards to our directors, executive officers and other employees, which represent annual refresh grants.

New Plan Benefits

Amended and Restated Stock Incentive Plan (as amended by Proposal 2)

Name and Position	Number of Units (1)
James P. Scholhamer	100,000
Chief Executive Officer
Sheri Brumm	39,750
Chief Financial Officer& Senior Vice President of Finance
Lavi A. Lev	26,500
Senior Vice President, Asia
Mark G. Bingaman	13,250
Senior Vice President of Global Materials & Supply Chain Management
Michael R. Henderson	13,250
Senior Vice President, Engineering
Current executive officers as a group (includes Named Executive Officers)	294,250
Current non-employee directors as a group (2)	52,500
Employees other than executive officers as a group (3)	165,000

(1)	Assumes target performance will be achieved for 2017 performance-based restricted stock unit awards.

(2)	These awards represent our annual refresh grants of 7,500 restricted stock awards to each of our non-employee directors for fiscal year 2017, which will vest on the earlier of the date of our 2018 annual meeting of stockholders or one year from the date of grant.

(3)	Represents a pool of restricted stock units that may be awarded to non-executive employees representing annual refresh grants, new hire grants and merit based grants for fiscal year 2017.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences certain types of equity awards under the Plan and does not attempt to describe all possible federal or other tax consequences of participation in the Plan or tax consequences based on particular circumstances.

Neither the optionee nor the Company incurs any federal tax consequences as a result of the grant of an option granted at fair market value on the grant date. The optionee has no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we receive no deduction when an ISO is exercised. The tax treatment of a disposition of shares acquired on exercise of an ISO depends on how long the shares have been held. If the shares are sold more than two years after the option grant date and more than one year after the exercise date, then the optionee will recognize long-term capital gain. If the shares are sold before these two periods are satisfied, the optionee recognizes ordinary income equal to the “spread” on the date of exercise, and any additional gain or loss will be capital gain or loss. The Company is not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable holding periods have been satisfied. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of our common stock on the date of exercise, and the Company ordinarily will be entitled to a deduction for the same amount to the extent permitted by applicable tax laws. In the case of an employee, the option spread when an NSO is exercised is subject to income tax withholding. Any additional gain or loss at the time of disposition of shares acquired on exercise of an NSO will be capital gain or loss.

Generally, stock-based awards such as restricted stock, restricted units and stock appreciation rights will be taxed as ordinary income to the recipient upon vesting or settlement, as applicable, with the Company being eligible for a corresponding tax deduction to the extent permitted by applicable tax laws.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the proposed share increase to the Plan.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Moss Adams LLP (“Moss Adams”) to serve as our independent registered public accounting firm for fiscal 2017. We are asking you to ratify this appointment. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for fiscal 2017 requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as negative votes for this proposal. Although ratification is not required for us to retain Moss Adams, in the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Moss Adams is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees and Tax Fees

Set forth below are the aggregate audit fees incurred for the professional services provided by Moss Adams and its affiliates in fiscal 2016 and fiscal 2015 and the aggregate tax fees incurred for the professional services also provided by Moss Adams in fiscal 2016 and 2015.

	Fiscal Year Ended
	December 30, 2016	December 25, 2015
Audit fees	$1,202,710	$1,022,953
Tax fees	$70,880	$76,000

Audit fees consist of fees billed, or to be billed, for services rendered to us and our subsidiaries for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

Tax fees consist of fees billed for professional services for assistance regarding worldwide transfer pricing analysis and documentation.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by our independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services described above were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2017.

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of Barbara V. Scherer, Thomas T. Edman, Jeffrey S. Andreson and David T. ibnAle, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The key responsibilities of our Audit Committee are set forth in our Audit Committee’s charter, which is available on our website at http://uct.com/investors/corporate-governance/. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 30, 2016. This review included a discussion of the quality and the acceptability of our financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of our financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and Ultra Clean, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 30, 2016, as filed with the Securities and Exchange Commission on March 15, 2017.

Members of the Audit Committee

Barbara V. Scherer, Chair

Thomas T. Edman

Jeffrey S. Andreson

David T. ibnAle

PROPOSAL 4: ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal provides you with an opportunity to cast a non-binding advisory vote approving the fiscal 2016 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Depending on the outcome of the non-binding advisory vote of our stockholders at our 2017 Annual Meeting of Stockholders on Proposal 5, we expect to hold a non-binding advisory vote on executive compensation annually until our next non-binding advisory vote on the frequency of stockholder advisory votes on executive compensation, which is required no later than our 2023 Annual Meeting of Stockholders.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal. Although, as an advisory vote, this proposal is not binding on us or our Board of Directors, the Compensation Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. We believe our 2016 executive compensation is appropriate. Please see the “Compensation Discussion and Analysis” beginning on page 27 for additional details about our executive compensation philosophy and programs, including information about the fiscal 2016 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2016 compensation of our named executive officers.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of the named executive officers for fiscal 2016 as disclosed pursuant to the compensation disclosure rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement.

PROPOSAL 5: ADVISORY VOTE RECOMMENDING THE FREQUENCY OF ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

This proposal provides you with an opportunity to cast a non-binding advisory vote as to the frequency of the stockholder vote to provide an advisory approval of the compensation of the named executive officers. You have the option to recommend that this vote should occur every one, two or three years, or to abstain from voting on this matter.

Although, as an advisory vote, this proposal is not binding on us or our Board of Directors, the Compensation Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the frequency of a stockholder vote on the compensation of our named executive officers. Abstentions will increase the number of shares present in person or by proxy and entitled to vote from which a majority is to be calculated for this proposal. Our Board of Directors will consider the frequency of the stockholder vote receiving the greatest number of votes to be the frequency recommended by our stockholders.

Board Recommendation

Our Board of Directors unanimously recommends that you vote for every “1 YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to meet three principal long-term objectives:

1.	attract, reward and retain officers and other key employees;

2.	motivate key employees to achieve short-term and long-term corporate goals that enhance stockholder value; and

3.	promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have historically adopted the following overriding long-term compensation policies:

•	Pay compensation that is competitive with the practices of similarly situated electronics manufacturing services (EMS) companies and the practices of similar companies noted in industry surveys; and

•	Pay for performance by:

•	offering cash incentives upon achievement of performance goals we consider challenging but achievable; and

•

providing significant, long-term incentives in the form of equity incentives, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

Our Compensation Committee considers these policies in determining the appropriate allocation of long-term compensation, base salaries, annual bonus compensation and other benefits. Other considerations include our business objectives and environment, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, regulatory requirements, and the mitigation of risks associated with these policies. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to corporate performance, as further described below, and the practices of similar companies noted in industry surveys.

Fiscal 2016 Key Considerations

Our fiscal 2016 compensation decisions, on an aggregate basis, primarily reflected the state of our business (and in particular, the state of the semiconductor industry), our share price, the state of the global economy and the demand for our products in the industries we served during fiscal 2016. Our sales were $562.8 million for fiscal 2016, representing an increase of 20.0% compared to $469.1 million in sales for fiscal 2015. Our sales for fiscal 2015, however, represented a decrease of 8.7% compared to $514.0 million in sales for fiscal 2014. Our gross profit and operating income also increased 15.4% and 283.3%, respectively, in fiscal 2016 compared to fiscal 2015, but decreased 2.9% and 67.9%, respectively, in fiscal 2015 compared to fiscal 2014. Our average closing stock price was $6.55, $6.79 and $9.94 in fiscal 2016, 2015 and 2014, respectively, and was between $4.77 and $5.86 at the time compensation decisions were made for 2016. Overall, our Compensation Committee set target total compensation at levels relatively consistent with prior years, with actual compensation impacted by changes in sales and profitability.

On an individual basis, our fiscal 2016 compensation decisions primarily reflected the importance of our top executives (primarily our chief executive officer and our chief financial officer) to our business and their roles in guiding the Company’s operations. The Compensation Committee considers these executives, particularly our chief executive officer, to be our primary strategic decision makers and primarily responsible for our overall performance. The Board promoted Ms. Sheri Brumm to chief financial officer in July 2016, upon the resignation of our prior president and chief financial officer. Ms. Brumm was formerly our senior vice president, finance and chief accounting officer, a role she was promoted to in February 2016. For Ms. Brumm’s initial promotion to senior vice president, finance and chief accounting officer in February 2016, the Compensation Committee approved a compensation package that included a base salary of $265,000 and grant of 15,000 restricted stock units that vest in three equal installments on each anniversary of the grant date, subject to the terms and conditions of our Stock Incentive Plan. Then, in July 2016, pursuant to Ms. Brumm’s offer letter approved by the Compensation Committee, Ms. Brumm’s annual base salary was increased to $300,000, with an annual target bonus equal to 75% of her base salary, and she was granted a promotional award of restricted stock units with an approximate value of $750,000 (equivalent to 121,360 shares) that vest in three equal installments on each anniversary of the grant date, subject to the terms and conditions of our Stock Incentive Plan. Ms. Brumm is also eligible for certain severance and change in control benefits, as described under “—Post-Termination Arrangements” below.

In connection with his resignation as our president and chief financial officer in July 2016, the Company and Mr. Eichler entered into a Transition Agreement and Release of Claims (the “Transition Agreement”), pursuant to which, subject to a release of claims, Mr. Eichler received a lump sum cash payment equal to approximately $550,000 and accelerated vesting of 126,542 of his outstanding restricted stock units in connection with his resignation. These amounts were determined and approved by our Compensation Committee based on negotiations with Mr. Eichler and were consistent in value with what Mr. Eichler would have received under our Severance Policy for Executive Officers described further below.

Consistent with prior years, each of our named executive officers were eligible for cash incentive compensation and performance-based equity awards based on our results of operations, thus tying compensation to our performance. The Compensation Committee also considers that the value to our executive officers of their long-term equity incentive awards increases with our stock price, providing our executives with further opportunity to increase the value of the compensation they ultimately realize, while aligning their incentives more closely with stockholder value.

Stockholder Votes

At our 2016 annual meeting of stockholders, the stockholders approved our non-binding advisory vote on our fiscal 2015 executive compensation program (“say-on-pay”). After considering our say-on-pay voting results and other factors addressed in the subsequent discussion, the Compensation Committee determined not to make changes to our executive compensation policies and practices as a result of the vote. At our fiscal 2011 annual meeting of stockholders, a majority of the stockholders voted to have the non-binding say-on-pay advisory vote appear annually in our proxy statement. Our Board of Directors considered the results of the vote and agreed with the results. Therefore, we are including the non-binding say-on-pay advisory vote on our executive compensation in this year’s proxy. Executive compensation decisions for fiscal 2016 and other details are discussed below in this compensation discussion and analysis.

Process for Determining Executive Compensation

The Compensation Committee meets with our chief executive officer and other executives, including our senior vice president of human resources, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. The chief executive officer, in consultation with our senior vice president of human resources, develops recommendations that he makes to the Compensation Committee on executive performance, base salary, bonus targets and equity compensation for the executive team and other employees, other than himself. Our senior vice president of human resources also meets directly with the Compensation Committee (including outside the presence of our chief executive officer) to assist the Compensation Committee in its decision-making process, including its analysis of broad-based data from third-

party industry surveys and other data on executive compensation. Although the Compensation Committee considers management’s recommendations with respect to executive compensation, the Compensation Committee makes all final decisions on executive compensation matters.

Our chief executive officer and senior vice president of human resources attend most of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee deliberates and makes decisions with respect to performance and compensation without the chief executive officer and the Company’s other executives present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Compensation Committee has not in the past delegated authority with respect to the compensation of executive officers. The Compensation Committee has delegated to the chief executive officer the authority to grant equity awards to employees below the level of corporate vice president under guidelines approved by the Compensation Committee and to make salary adjustments and short-term bonus decisions for employees (other than executive officers) under guidelines approved by the Compensation Committee.

The Compensation Committee has the sole authority to retain and terminate independent legal, financial, accounting or other advisors, including compensation consultants, as it determines necessary to carry out its duties, without conferring with or obtaining the approval of management or the full Board of Directors, including the sole authority to approve the fees and other retention terms of any such advisor. The Compensation Committee also utilizes data from industry surveys on executive compensation to assist it in its determination of executive compensation, as discussed above.

Elements of Compensation

The following are the primary elements of our executive compensation program:

(i)	base salary;

(ii)	annual performance-based cash incentive opportunities;

(iii)	long-term incentives through equity awards; and

(iv)	retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs generally available to all employees.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, experience and the Company’s annual financial results, while our equity programs are geared toward providing incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Compensation Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Although our Compensation Committee did not engage a compensation consultant to develop a peer group or benchmark our executive compensation on an executive-by-executive basis for fiscal 2016 compensation decisions, our long-term goal has historically been to target total compensation, including base salaries, cash incentive awards and equity awards near the 50th percentile among similar companies. To achieve this, our goal has historically been to allocate total compensation such that cash compensation (including base pay and annual bonus) falls between the 25th and 50th percentile of such companies, and time and performance-based equity awards, which provide our executives with long-term incentives, fall between the 50th and 75th percentile among such companies, consistent with our long-term pay-for-performance objectives and focusing on creation of long-term stockholder value. Notwithstanding these long-term compensation objectives, the Compensation Committee considers uncertainty in the macroeconomy and cyclicality in the industries we serve, among other factors, in determining compensation packages for our executive officers, and in recent years, these considerations have resulted in compensation that our Compensation Committee believes are below our long-term target percentiles when compared to similar companies. In addition, the Compensation Committee considers our stock price in determining to grant equity incentive awards, so as to provide competitive long-term incentives but avoid excess dilution. The Compensation Committee has engaged an independent compensation consultant, Aon Hewitt Radford, to assist the Compensation Committee in reviewing our long-term compensation philosophy and to develop a peer group and benchmark our executive compensation decisions for fiscal 2017 executive compensation decisions.

Cash Compensation

Base salaries and cash bonuses are a significant portion of our executive compensation package. We believe this cash compensation helps us remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to motivate officers to achieve our business goals. The Compensation Committee also considers other factors such as job performance, responsibilities, skill set, prior experience, internal consistency regarding pay levels for similar positions or skill levels within the Company, and external pressures to attract and retain talent. In setting executive compensation, including the performance goals upon which certain components of our executive compensation is based, the Compensation Committee also takes into account the cyclical nature of our business and the state of our industry and the economy in general.

Base Salaries. In fiscal 2016, the Compensation Committee determined to maintain the base salary of our chief executive officer at $430,000. Prior to his departure as our president and chief financial officer in July 2016, Mr. Eichler’s base salary was $370,000, which was unchanged since fiscal 2015. Ms. Brumm’s base salary upon her promotion to serve as our chief financial officer became $300,000. These levels were set after considering the significance of the roles of these executives in our overall management for fiscal 2016 and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance. In setting Ms. Brumm’s compensation for fiscal 2016 below that of our out-going president and chief financial officer, the Compensation Committee considered that Ms. Brumm had less experience than our out-going president and chief financial officer as a first time chief financial officer, and that she would not be taking on the role of president. Michael Henderson also joined us as our senior vice president of engineering in May 2016. Mr. Henderson’s base salary as determined by our Compensation Committee became $300,000. For the remainder of our named executive officers, the Compensation Committee determined to increase base salaries modestly by approximately 3%. In determining to increase base salaries for fiscal 2016, the Compensation Committee considered industry survey data on executive compensation for similarly situated executives. Overall, the Compensation Committee determined that the base salary levels/increases were consistent with the Company’s overall compensation objectives and appropriate to retain our executives at a point in time at which the Company had positive results for fiscal 2015 and the semiconductor equipment industry was beginning to recover.

Incentive Bonuses. Our Management Bonus Plan awards participants with cash incentives in the event we achieve specified levels of operating income. All of the Company’s employees with a title of director and above are eligible to participate in the Management Bonus Plan. In fiscal 2016, we paid cash incentive bonuses on the basis of the quarterly achievement of target operating income for fiscal 2016, which targets were similar to achievement levels for fiscal 2015, as set forth in the table below. For fiscal 2016, for purposes of our

Management Bonus Plan, operating income refers to operating income calculated in accordance with accounting principles generally accepted in the United States, but excluding the non-cash amortization costs and other non-recurring expenses relating to our acquisitions.

Fiscal 2016 Achievement Levels*
Operating Income as a Percentage of Revenue	Percentage of Operating Income Paid Under the Management Bonus Plan
1.00%	0.00%
2.00%	0.00%
3.00%	3.00%
4.00%	4.00%
5.00%	6.00%
6.00%	6.20%
7.00%	6.50%
8.00%	7.50%
9.00%	8.50%
10.00%	9.00%
11.00%	9.00%

*	Operating income must be at least 3% of revenue for the plan to be funded in any given quarter. If operating income is above 3% and is in between percentages in the table above, the percentage of operating income distributed to participants is prorated between the applicable amounts shown above.

Bonuses under the Management Bonus Plan are calculated and paid on a quarterly basis, which we believe to have a positive effect on employee morale. Each quarter, we calculate the total available pool of cash incentive bonuses using the “Percentage of Operating Income Distributed as Cash Incentive Compensation” as discussed above. For the four quarters of fiscal 2016, our aggregate quarterly bonuses were paid based on the following:

Quarter in Fiscal 2016	Operating Income as a Percentage of Revenue (1)	Percentage of Operating Income Earned Under Management Bonus Plan
First	0.8%	0.0%
Second	4.0%	5.0%
Third	6.1%	6.2%
Fourth	8.7%	8.2%

(1)	Excludes non-cash amortization costs and other non-recurring expenses relating to our acquisitions.

Once the available pool is determined for a given fiscal quarter as described above, the pool is then allocated among the participants in the plan, including our participating named executive officers, in accordance with each individual participant’s target bonus percentage, which is calculated as a percentage of base salary. For fiscal 2016, the target bonus percentages and actual paid bonuses as a percentage of base salary for each of our named executive officers were as follows:

Named Executive Officer	Target Bonus as a Percentage of Base Salary		Actual Bonus Earned as a Percentage of Base Salary	Actual Bonus Earned as a Percentage of Base Salary
	2016	2015	2016	2015
James P. Scholhamer	100%	100%	70%	34%
Kevin C. Eichler	75%	75%	7%*	25%
Sheri Brumm	75%	n/a **	46%	n/a **
Lavi A. Lev	40%	40%	28%	13%
Mark G. Bingaman	40%	40%	28%	13%
Michael R. Henderson	40%	n/a **	26%	n/a **

*	Mr. Eichler resigned from our Company in July 2016 and was therefore only eligible to participate in our bonus plan for the first and second quarters of fiscal 2016.

**	Ms. Brumm and Mr. Henderson were not executive officers for fiscal 2015.

If the available pool is not sufficient to allocate each participant a bonus equal to his or her target bonus percentage multiplied by his or her base salary for the quarter (“full payout”), then the available pool is allocated among each participant in the plan based on the ratio of that participant’s full payout to the aggregate of full payouts for all participants. If the available pool exceeds the amount necessary to allocate each participant his or her full payout, then the excess is allocated among participants in the same manner as shortfalls. The maximum allowable bonus for any quarter is two times (200%) a participant’s full payout amount.

The Compensation Committee believes that operating income is the most appropriate metric upon which to base cash incentive bonuses due to the fact that it is highly correlated with both revenue growth and profitability, as well as being the measure of operating results for which our executives can be held most accountable, and thus is the most effective measure of their overall performance. The Compensation Committee also believes operating income to be an appropriate metric based on its historical correlation with our public share price.

The Compensation Committee reviews the Management Bonus Plan achievement levels quarterly, considering projected operating results under the Company’s annual operating plan and other factors discussed below.

Target bonus percentages are reviewed and approved on an annual basis for each named executive officer and established based on each named executive officer’s role and level of responsibility within the organization. The Compensation Committee determined that target levels for our named executive officers were appropriate for fiscal 2016 due to the significance of these executives’ roles in our overall management for fiscal 2016, their status as our most senior executives and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance. The Compensation Committee set the bonus target percentage for Ms. Brumm following her promotion and for Mr. Henderson upon his hiring, based upon negotiation with such executives, and set the bonus target percentages for the remaining named executive officers at levels consistent with the prior year.

Target bonus percentages are used primarily to allocate the available bonus pool under our Management Bonus Plan among the plan participants each quarter, and do not necessarily reflect the actual amount of bonuses as a percentage of base salary we are targeting for our named executive officers. The Compensation Committee approves the achievement levels and target bonus percentages after considering the potential bonus pool available under the Management Bonus Plan at various levels of operating performance.

Overall, the Compensation Committee seeks to tie a significant proportion of cash compensation to performance, while factoring in our current and expected financial results given current and expected business conditions and the cyclical nature of the semiconductor equipment industry. The Compensation Committee also recognized that the Management Bonus Plan provides increased cash payments to our executives if we achieve results above targets, providing our executives an opportunity to achieve higher cash compensation for performance above expectations. We intend the performance goals to be challenging and to reflect strong corporate performance. An executive must remain an employee through the time the bonus is paid in order to be eligible for any bonus under the Management Bonus Plan.

Generally, bonuses are paid under our Management Bonus Plan only if the performance goals described above, which the Compensation Committee generally sets at the beginning of the fiscal year, are achieved, although the Compensation Committee retains the ability to revise performance measures during the year or to adjust bonuses based on extraordinary events or individual performance. Consistent with our pay-for-performance philosophy, bonuses for fiscal 2016 were paid out in accordance with the performance goals described above, without adjustment. Actual bonuses for our incumbent named executive officers as a percentage of base salary for 2016 were generally higher than for 2015 due to our achievement of substantially improved operating results in fiscal 2016 as compared to fiscal 2015. Actual quarterly bonuses earned for the four quarters for fiscal 2015 ranged from 0% to 56% of target. However, beginning in the second quarter of fiscal 2016, revenue and operating profits increased significantly quarter-on-quarter, resulting in earned bonuses ranging from 0% to 164% of target for the four quarters of fiscal 2016. The average bonuses earned for fiscal 2015 were 33% of target compared to 73% of target for fiscal 2016. See “—Summary Compensation Table” below.

Equity Compensation

Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, which include the achievement of long-term stockholder value.

Types of Equity Awards. In fiscal 2016, consistent with recent years, we granted our named executive officers restricted stock units, or RSUs, which we believe are effective in retaining and motivating employees because they provide a predictable, tangible value to employees while also serving as an incentive to increase the value of our stock. RSUs are also an efficient way for us to reduce the dilutive effects of equity awards. We grant both time-based and performance-based RSUs to our executive officers. The Compensation Committee believes this combination provides a balance between awards that provide high incentive value (in the form of performance-based RSUs, which will only vest if we meet performance criteria combined with service requirements) and awards that provide high retention value (in the form of time-based RSUs, which will have at least some value over time while imposing continued service requirements, and requiring time-based vesting of the earned performance units). In fiscal 2016, the Compensation Committee granted the following long-term equity awards to our named executive officers:

Named Executive Officer	Time-based RSUs	Performance- based RSUs
James P. Scholhamer	75,000	75,000
Kevin C. Eichler	100,000	100,000
Sheri Brumm	173,860	12,500
Lavi A. Lev	30,000	10,000
Mark G. Bingaman	29,500	7,500
Michael R. Henderson	50,000	—

The number of equity awards the Compensation Committee granted to each executive officer in fiscal 2016 was determined based on a variety of factors. In deciding the awards for fiscal 2016, the Compensation Committee considered each individual executive’s job performance, but primarily his or her level of job responsibility. The Compensation Committee also considered the use of long-term equity awards as a means to retain and incentivize executives. The number of equity awards granted is also influenced by our stock price at the time the awards are granted, as well as new hirings and promotions.

The number of RSUs granted to Mr. Scholhamer in 2016 decreased in comparison to the number of RSUs he received in fiscal 2015. Mr. Scholhamer received a significant new hire grant in 2015 upon his appointment as our chief executive officer. In 2016, Mr. Scholhamer’s grant decreased when compared to 2015, and was based on the market value of the grant at that time, which was considerably higher than in 2015. The fiscal 2016 grant of RSUs to Mr. Eichler was determined by our Compensation Committee at the beginning of fiscal 2016 and exceeded the grant to Mr. Scholhamer based on Mr. Eichler’s experience and strong performance for fiscal year 2015 and in recognition of the significance of his role in our organization as our president and chief financial officer. Mr. Scholhamer’s fiscal 2016 refresh grant was also lower than the grant to Ms. Brumm in fiscal 2016 due to Ms. Brumm’s promotional grants. The Compensation Committee determined to grant Ms. Brumm 15,000 RSUs as a promotional grant for her additional responsibilities and role as our senior vice president of finance and chief accounting officer, and 121,360 additional RSUs as a promotional grant for her additional responsibilities and role as our chief financial officer. The grant date fair value of fiscal 2016 RSUs granted to our other named executive officers (which are set forth in the Summary Compensation Table below), otherwise remained generally consistent as compared to the grant date fair value of RSUs granted in fiscal 2015.

The equity awards granted during fiscal 2016 to our named executive officers are set forth in detail under “Grants of Plan-Based Awards” below. All time-based RSUs granted to our named executive officers (except to our chief executive officer) in fiscal 2016, and all performance-based RSUs earned based on fiscal 2016 performance, vest over a period of 3 years from the grant date in equal annual installments.

Promotional and New Hire Grants.

The Compensation Committee’s policy has been to make promotional grants on solely a time-based vesting schedule to enhance retention.

Annual “Refresh” Grants.

The mix of time-based and performance-based awards for annual “refresh” grants made in fiscal 2016 was consistent with prior years. In allocating equity awards between time-based and performance-based awards, the Compensation Committee considers each named executive officer’s level of responsibility, and the relationship between that named executive officer’s performance and our public share price. Consistent with prior years, the Compensation Committee determined that 50% of the annual “refresh” equity awards that were granted to our chief executive officer and our president and chief financial officer would consist of performance-based awards because their roles focus more on overall corporate performance than our other incumbent named executive officers. For our other incumbent named executive officers, the Compensation Committee determined that 25% of the equity awards would consist of performance-based awards. Performance-based awards granted in fiscal 2016 to our named executive officers are earned according to the following performance criteria. For fiscal 2016, for purposes of our performance-based awards, operating income is calculated consistent with our Management Bonus Plan.

% earned	0%		60%	65%	70%	75%	80%	85%	90%	95%	100%
Operating income (in thousands)	below $	15,620	$15,620	$16,992	$18,224	$19,526	$20,827	$22,129	$23,431	$24,732	at or above $	26,034

The Compensation Committee determined, based our actual results for fiscal 2016, that 100% of the performance-based awards granted to eligible named executive officers in fiscal 2016 were earned. Because Mr. Eichler resigned in July 2016, his fiscal 2016 performance-based award was forfeited.

Grant Practices. We have implemented procedures to regularize our equity award grant process, such as making new hire grants and annual executive grants on the same day each month. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price rise in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

Other Benefit Plans

Deferred Compensation. We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites. In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans. Our chief executive officer received a car allowance. Because Mr. Lev relocated to Singapore to serve as our senior vice president of Asia, we agreed to provide Mr. Lev with a housing and car allowance. In addition, we agreed to make Mr. Lev whole for any income taxes for which he is responsible above that which he would be responsible for if he received a comparable salary as a resident the United States. No such tax equalization payments were made to Mr. Lev for fiscal 2016. See “—Summary Compensation Table” below for more information.

Other Benefits. We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Post-Termination Arrangements

Our post-termination arrangements are described in this proxy statement below. We believe the severance benefits under these agreements or policies are reasonable in amount, and provide a protection to key executive officers who would be likely to receive similar benefits from our competitors. The Compensation Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing its compensation programs, the Compensation Committee generally considers the accounting and tax effects as well as direct costs. For example, we intend to limit the accounting expense for our equity compensation programs in an amount determined by the Compensation Committee from time to time. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For example, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program based on our determination of the affordability level. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Compensation Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Ultra Clean Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean Holdings, Inc. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean Holdings, Inc.’s proxy statement.

Members of the Compensation Committee

David T. ibnAle, Chair

Thomas T. Edman

Emily M. Liggett

Summary Compensation Table

The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of December 30, 2016 (collectively, our “named executive officers”):

Name and Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
James P. Scholhamer	2016	437,308	889,500	301,268	1,619	(3)	1,629,694
Chief Executive Officer	2015	370,577	1,848,000	137,930	1,516		2,358,023

Kevin C. Eichler	2016	264,479	1,060,000	26,964	579,809	(4)	1,931,252
Former President & Chief Financial Officer	2015	364,718	1,002,150	90,695	7,853		1,465,416
	2014	344,696	999,750	196,121	12,040		1,552,606

Sheri Brumm(9)	2016	286,546	1,094,505	137,898	6,452	(5)	1,525,401
Chief Financial Officer & Senior Vice President of Finance	2015	226,455	167,000	22,956	6,439		422,850
	2014	198,062	179,955	50,453	5,975		434,446

Lavi A. Lev	2016	272,538	212,000	76,506	254,476	(6)	815,520
Senior Vice President, Asia	2015	247,199	233,800	35,963	234,634		751,596
	2014	247,200	453,220	82,603	234,005		1,017,028

Mark G. Bingaman	2016	290,350	194,420	79,386	13,639	(7)	577,795
Senior Vice President of Global Materials & Supply Chain Management	2015	271,314	167,000	36,545	11,652		486,511
	2014	263,423	245,800	85,572	7,195		601,990

Michael R. Henderson	2016	178,846	296,500	76,897	85,700	(8)	637,943
Senior Vice President, Engineering

(1)	The amounts shown are the grant date fair value for stock awards granted in the applicable fiscal year, based on the per share closing price of our common stock the day preceding the grant date. The other valuation assumptions and the methodology used to determine such amounts are set forth in Note 1 of the Notes to our Consolidated Financial Statements included in our Form 10-K for the year ended December 30, 2016.

(2)	Amounts consist of incentive bonuses.

(3)	This amount consists of $1,619 in long-term disability and life insurance premiums.

(4)	This amount includes matching contributions of $6,611 under the 401(k) Plan and payment on behalf of Mr. Eichler of $1,255 in long-term disability and life insurance premiums. In addition, in connection with his resignation from the Company in July 2016, the Company and Mr. Eichler entered into a Transition Agreement and Release of Claims (the “Transition Agreement”), pursuant to which, subject to a release of claims, Mr. Eichler received a lump sum cash payment equal to approximately $550,000 and approximately $23,000 incremental fair value due to the modification of the accelerated shares pursuant to his Transition Agreement, which is included in this amount.

(5)	This amount consists of matching contribution of $4,998 under the 401(k) Plan and payment on behalf of Ms. Brumm of $1,454 in long-term disability and life insurance premiums.

(6)	This amount consists of $253,200 of housing and transportation benefits and $1,276 in long-term disability and life insurance premiums.

(7)	This amount consists of matching contribution of $6,750 under the 401(k) Plan and $6,888 in long-term disability and life insurance premiums.

(8)	This amount consists of $1,130 in long-term disability and life insurance premiums and a $84,570 signing bonus paid to Mr. Henderson in connection with the commencement of his employment with us.

(9)	Ms. Brumm’s stock awards for fiscal 2016 includes a promotional award of restricted stock units with an approximate value of $750,000 (equivalent to 121,360 shares) that Ms. Brumm received in connection with her promotion to Chief Financial Officer.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2016:

Name	Grant Date	Compensation Committee Compensation Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plans (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James P. Scholhamer			430,000	860,000
Chief Executive Officer	5/27/2016	5/26/2016			75,000	75,000	75,000		444,750
	5/27/2016	5/26/2016						75,000	444,750

Kevin C. Eichler			277,500	555,000
Former President & Chief Financial Officer	2/26/2016	2/18/2016			100,000	100,000	100,000		530,000
	2/26/2016	2/18/2016						100,000	530,000

Sheri Brumm			225,000	450,000
Chief Financial Officer & Senior Vice President of Finance	2/26/2016	2/18/2016			12,500	12,500	12,500		66,250
	2/26/2016	2/18/2016						37,500	79,500
	2/26/2016	2/18/2016						15,000	198,750
	7/29/2016	7/8/2016						121,360	750,005

Lavi A. Lev			109,200	218,400
Senior Vice President, Asia	2/26/2016	2/18/2016			10,000	10,000	10,000		53,000
	2/26/2016	2/18/2016						30,000	159,000

Mark G. Bingaman			113,320	226,640
Sr. VP of Global Materials & Supply Chain Management	2/26/2016	2/18/2016			7,500	7,500	7,500
	2/26/2016	2/18/2016							39,750
	4/13/2016	4/13/2016						22,500	119,250
								7,000	35,420

Michael R. Henderson			120,000	240,000
Senior Vice President, Engineering	5/27/2016	4/13/2016			—	—	—	50,000	296,500

(1)	Reflects target at 100% and maximum cash award amounts pursuant to the Management Bonus Plan for fiscal 2016.

(2)	Reflects performance-based restricted stock units. On the basis of performance criteria for fiscal year 2016 at 100% achievement.

(3)	Represents time-based stock units issued under our stock incentive plan.

(4)	Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date. Our practice is for grants to be effective on the last Friday of the month in which the grant is approved.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 30, 2016:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (1)
James P. Scholhamer	—	—	—	—
						150,000	(2)	1,455,000
						75,000	(3)	727,500
						75,000	(4)	727,500

Kevin C. Eichler	—	—	—	—		—	(5)	—

Sheri Brumm	—	—	—	—
						52,500	(3)	509,250
						12,500	(4)	121,250
						3,375	(6)	32,738
						1,024	(7)	9,930
						10,000	(8)	97,000
						2,000	(9)	19,404
						121,360	(10)	1,177,192

Lavi A. Lev	—	—	—	—
						30,000	(3)	291,000
						10,000	(4)	97,000
						4,750	(6)	46,075
						5,000	(6)	48,500
						1,441	(7)	13,982
						14,000	(8)	135,800
						2,800	(9)	27,162

Mark G. Bingaman	—	—	—	—	—
						22,500	(3)	218,250
						7,500	(4)	72,750
						3,750	(6)	36,375
						1,138	(7)	11,034
						10,000	(8)	97,000
						2,000	(9)	19,404
						1,667	(11)	16,170
						4,667	(12)	45,270

Michael R. Henderson	—	—	—	—
						50,000	(13)	485,000

(1)	The most recent closing price of our common stock as of December 30, 2016 (our fiscal 2016 year end) was $9.70.

(2)	1/3 of remaining units vest on January 30, 2017 and 1/3 each year thereafter.

(3)	1/3 of remaining units vest on February 26, 2017 and 1/3 each year thereafter.

(4)	Represents earned portion of performance-based awards granted in fiscal 2016. 1/3 of remaining units vest on February 26, 2017 and 1/3 each year thereafter.

(5)	Shares were cancelled upon Mr. Eichler’s resignation on July 29, 2016.

(6)	Remaining units vest on February 28, 2017.

(7)	Represents performance-based award earned for fiscal 2014 performance.

(8)	1/2 of remaining units vest on each of February 27, 2017 and February 27, 2018.

(9)	Represents earned portion of performance-based awards granted in fiscal 2015. These units exclude 40% of the performance-based awards granted in fiscal 2015, which were cancelled as some of the performance criteria was not met. 1/2 of remaining units vest on each of February 27, 2017 and February 27, 2018.

(10)	Represents promotion award earned in July 2016, 1/3 of remaining units vest on July 29, 2017 and 1/3 each year thereafter.

(11)	Remaining units vest on July 25, 2017.

(12)	1/2 of remaining units vest on each of April 24, 2017 and April 24, 2018.

(13)	1/3 of remaining units vest on May 27, 2017 and 1/3 each year thereafter.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2016, which ended on December 30, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James P. Scholhamer	—	—	50,000	258,000
Kevin C. Eichler	100,000	235,000	204,615	1,211,550
Sheri Brumm	—	—	15,172	78,319
Lavi A. Lev	—	—	25,956	134,834
Mark G. Bingaman	—	—	21,888	114,847
Michael R. Henderson	—	—	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of the Company’s common stock on the date of vesting multiplied by the number of stock awards vesting.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

The following table shows certain information for the named executive officers under the EDCP for fiscal 2016:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Yearend ($) (3)
James P. Scholhamer	—	—	—	—	—
Kevin C. Eichler	—	—	31,387	—	740,006
Sheri Brumm	—	—	—	—	—
Lavi A. Lev	—	—	—	—	—
Mark G. Bingaman	59,143	—	15,311	—	661,987
Michael R. Henderson	—	—	—	—	—

(1)	Consists of salary reported in the Summary Compensation Table under the columns entitled “Salary.”

(2)	Includes realized and unrealized gains (losses) and interest earned during the 2016 fiscal year.

(3)	Consists of aggregate salary deferred in applicable fiscal years and reported in Summary Compensation Table in such years, plus the aggregate of earnings (losses) in applicable fiscal years.

Post-Termination Arrangements

Change in Control Severance Agreement with James P. Scholhamer. We have a Change in Control Severance Agreement with James P. Scholhamer. If upon, or within 3 months prior to or 12 months following, a change in control, Mr. Scholhamer is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

Change in Control Severance Agreement with Sheri Brumm. We have a Change in Control Severance Agreement with Sheri Brumm. Such agreement provides that, if upon, or within 12 months following, a change in control, Ms. Brumm is terminated without cause or he resigns for good reason, she is entitled to receive 150% of her then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until she becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards. We do not provide any tax gross-ups.

Transition Agreement and Release of Claims with Kevin C. Eichler. We entered into a Transition Agreement and Release of Claims with Kevin C. Eichler dated July 29, 2016, which included the termination of and a release of claims under his Change in Control Severance Agreement dated July 31, 2009.

In the Change in Control Severance Agreements described above, “good reason” is defined as (i) a reduction in the executive’s then existing annual salary (by more than 10% in the case of Ms. Brumm) other than in connection with an action affecting a majority of the executive officers of the Company (not to exceed 25% in the case of Mr. Scholhamer), (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control and (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control.

The following table shows amounts that would have been paid if certain named executive officers had been terminated on December 30, 2016 in connection with a change of control:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($) (1)	Total Severance ($)
James P. Scholhamer	860,000	439,198	42,942	2,910,000	4,252,139
Sheri Brumm	450,000	105,654	32,206	1,966,764	2,554,623

(1)	Amounts based on our stock price as of December 30, 2016, less the option exercise price, in the case of options.

Severance Policy for Executive Officers. Under our severance policy for executive officers of the Company, in the event that the chief executive officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the chief financial officer or chief operating officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.

In addition, pursuant to Mr. Lev’s offer letter, should we decide to terminate Mr. Lev’s assignment without cause, or fail to identify another similar position for Mr. Lev at our offices in Hayward, California (or another mutually agreed upon location with a similar cost of living) at the end of Mr. Lev’s current assignment (a “Replacement Position”), Mr. Lev is entitled to receive a severance benefit of 12 months’ salary continuation (at the base pay rate in effect at the time), the earned but unpaid portion of bonus and equity award vesting for 12 months, and health benefits continuation through COBRA (with the Company’s contribution paid by the Company with normal employee contributions deducted).

The following table shows amounts that would have been paid if the named executive officers had been terminated without cause (or, in the case of Mr. Lev, if we are unable to identify a Replacement Position) on December 30, 2016:

Name (1)	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($)	Total Severance ($)
James P. Scholhamer	645,000	329,398	32,206	970,000	1,976,604
Sheri Brumm	300,000	70,436	21,471	703,434	1,095,340
Lavi Lev	204,750	32,512	1,978	—	239,240
Mark G. Bingaman	212,475	33,584	11,586	—	257,645
Michael R. Henderson	225,000	38,449	13,984	—	277,432

(1)	Our former chief financial officer, Kevin C. Eichler, is not not included in this table. In July 2016, Mr. Eichler resigned as our chief financial officer. In connection with his retirement, we and Mr. Eichler entered into a Transition Agreement and Release of Claims, pursuant to which, subject to a release of claims, Mr. Eichler received a lump sum cash payment equal to $548,639 and accelerated vesting of 126,542 of his outstanding restricted stock units.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are David T. ibnAle (chair), Emily M. Liggett and Thomas T. Edman. No member of our Compensation Committee is or was an officer or employee of the Company during 2016. None of our executive officers serves or served during 2016 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ James P. Scholhamer
Name: James P. Scholhamer
Title: Chief Executive Officer

Dated: April 21, 2017

ANNEX 1

Ultra Clean Holdings, Inc.

Amended and Restated Stock Incentive Plan

(Amended as of May 24, 2017, Subject to Stockholder Approval)

Section 1. Purpose. The purposes of the Ultra Clean Holdings, Inc. Stock Incentive Plan (this “Plan”) are to promote the interests of Ultra Clean Holdings, Inc., a Delaware company (together with its successors and assigns, the “Company”) and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees and consultants of the Company and its Affiliates (as defined below); (ii) motivating employees, consultants and directors by means of performance related incentives to achieve longer range performance goals; and (iii) enabling employees, consultants and directors to participate in the long term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Award” means any Option, SAR, Restricted Share, RSU, Performance Award or other award granted under the Plan.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise defined in any Employment Agreement or Award Agreement:

(i) the failure, refusal or willful neglect of a Participant to perform the services required of such Participant in his capacity as an employee;

(ii) the Company forming a good faith belief that a Participant has engaged in fraudulent conduct in connection with the business of the Company or its subsidiaries or that a Participant has committed a felony;

(iii) a Participant’s breach of any trade secret or confidential information agreement with the Company or its subsidiaries; or

(iv) the Company forming a good faith belief that a Participant has committed an act of misconduct, violated the Company’s or its subsidiaries’ anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company’s or its subsidiaries’ reputation or goodwill.

“Change of Control” means the occurrence of one of the following events:

(i) the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the stockholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii) the sale or other disposition of all or substantially all of the Company’s assets; or

(iii) any acquisition by any person or persons (other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s securities shall not be considered a Change in Control;

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of one or more members of the Board designated by the Board to administer the Plan. Until otherwise determined by the Board, the full Board shall be the Committee under the Plan.

“Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting or advisory services.

“Director” means a member of the Board.

“Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

“Employee” means an employee of the Company or any of its Affiliates.

“Employment Agreement” means an employment agreement entered into between a Participant and the Company or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the purchase price of the Option or exercise or base price of the SAR, in either case as set forth in the Award Agreement.

“Fair Market Value” means, with respect to a Share as of any date of determination, the reported closing price of a share of such class of common stock on such exchange or market as is the principal trading market for such class of common stock for the trading day immediately preceding such date of determination. If such class of common stock is not listed on an exchange or principal trading market on such date, the fair market value of a Share shall be determined by the Committee in good faith taking into account as appropriate recent sales of the Shares, recent valuations of the Shares and such other factors as the Committee shall in its discretion deem relevant or appropriate.

“Full-Value Awards” means Restricted Shares, RSUs, Performance Awards and other Awards that result in the Company transferring the full value of any underlying Share granted pursuant to an Award, but shall not include Options and SARs.

“Incentive Stock Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means a Person granted an Award under the Plan (and to the extent applicable, any heirs or legal representatives thereof).

“Performance Award” has the meaning set forth in Section 10 hereof.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Restricted Shares” has the meaning set forth in Section 8 hereof.

“RSU” has the meaning set forth in Section 9 hereof.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“SAR” has the meaning set forth in Section 7 hereof.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of common stock of the Company or such other securities as may be designated by the Committee from time to time.

“Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3. Administration.

(a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting the Company, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and the exercise price or purchase price, if applicable; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions (including the vesting schedule, if any) of any Award and Award Agreement; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Committee Composition. If the Board in its discretion deems it advisable, the Board may provide that the Committee may consist solely of two or more “Outside Directors” as defined in the regulations under Section 162(m) of the Code and/or solely of two or more “Non-Employee Directors” as defined in Rule 16b-3.

(c) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

(d) No Repricings. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs without stockholder approval.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in this Section, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 12,555,695, including Shares previously issued under the Plan and including an increase of 1,500,000 Shares effective as of June 10, 2010, an increase of 3,100,000 shares effective May 22, 2013 and an increase of 2,700 000 shares effective May 24, 2017. Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Each Share underlying Full-Value Awards granted after June 10, 2010 have been and will continue to be counted against the foregoing share reserve as 1.23 Shares.

(b) Shares Returned to Reserve. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan (including any Substitute Award) or to which such an Award relates are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, shall again become Shares with respect to which Awards may be granted. If SARs are exercised, then all of the Shares (if any) actually issued in settlement of such SARs plus any Shares that represent payment of the Exercise Price shall reduce the number available under this Section. If Full-Value Awards granted after June 10, 2010 are forfeited, then 1.23 times the number of Shares so forfeited will again become available for issuance under the Plan. The following Shares may not again be made available for issuance as awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or option; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR; or (iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(c) Section 162(m) Limitation. Subject to the provisions below relating to adjustments upon changes in the Shares, no Employee shall be eligible to be granted Options or SARs covering more than 750,000 Shares during any calendar year.

(d) Adjustments. In the event that the number of issued Shares is increased or decreased as a result of a stock dividend, stock split, reverse stock split, combination or reclassification of Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares of the Company (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award.

(e) Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares authorized for issuance under the Plan and shall increase the number Shares available for issuance hereunder.

Section 5. Eligibility.

(a) General. Any Employee, Consultant or Director shall be eligible to be selected by the Committee to receive an Award under the Plan.

(b) Incentive Stock Options. Only Employees shall be eligible for the grant of Incentive Stock Options.

(c) Substitute Awards. Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards hereunder.

(d) Non-Employee Directors. Awards may be granted to non-employee Directors in accordance with the policies established from time to time by the Committee specifying the number of shares (if any) to be subject to each such Award and the time(s) at which such Awards shall be granted. Awards granted to non-employee Directors shall be on terms and conditions determined by the Committee, subject to the provisions of the Plan.

Section 6. Stock Options.

(a) Grants. The Committee is authorized to grant Options to Participants with the terms and conditions set forth in this Section 6 and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b) Type of Option. The Committee shall have the authority to grant Incentive Stock Options, Non-Qualified Stock Options, or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with the provisions of Section 422 of the Code, as from time to time amended, or any successor provision thereto, and any regulations implementing such statute.

(c) Exercise Price. The Committee in its sole discretion shall establish the Exercise Price at the time each Option is granted. Notwithstanding the foregoing, the Exercise Price of any Option shall not be less than 100% of the Fair Market Value at the time the Option is granted.

(d) Exercise. Each Option shall have a maximum term of ten years and shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(e) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price is received by the Company. Such payment may be made: (i) in cash; (ii) if approved by the Committee, in Shares (the value of such Shares shall be their Fair Market Value on the date of exercise) owned by the Participant for the period required to avoid a charge to the Company’s earnings (which is generally six months); (iii) if approved by the Committee, by a combination of the foregoing; (iv) if approved by the Committee, in accordance with a cashless exercise program; or (v) in such other manner as permitted by the Committee at the time of grant or thereafter.

Section 7. Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights (“SARs”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value at the time the SAR is granted. Each SAR shall have a maximum term of ten years and shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of SARs, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable. Each Award Agreement shall specify whether the SAR is exercisable for (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares underlying the SARs exceeds the Exercise Price. An Award Agreement may provide that if, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

Section 8. Restricted Shares. The Committee is authorized to grant Shares of restricted stock (“Restricted Shares”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services, to the extent permitted by applicable law. Each Award of Restricted Shares may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Unless otherwise specified in the Award Agreement, the holders of Restricted Shares shall have the same voting and other rights as the Company’s other stockholders, but unless expressly approved by the Committee, no dividend rights (and, to the extent the Committee approves dividend rights for Restricted Shares, any such dividends may be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid).

Section 9. Stock Units and Restricted Stock Units. The Committee is authorized to grant units representing the right to receive Shares (“RSUs”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. To the extent that an Award is granted in the form of RSUs, no cash consideration shall be required of the Award recipients. Each Award of RSUs may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Holders of RSUs shall have no voting rights or, unless otherwise specified by the Award Agreement, any right to dividends or dividend equivalents (which if approved by the Committee shall in any event be subject to the same conditions and restrictions as the RSUs to which they attach). Settlement of vested RSUs may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee and specified in the Award Agreement. The actual number of RSUs eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Unless otherwise specified in the Award Agreement, the distribution shall occur when all vesting conditions applicable to the RSUs have been satisfied or have lapsed.

Section 10. Performance Awards.

(a) Performance awards granted under the Plan may be earned upon achievement or satisfaction of performance conditions specified by the Committee (“Performance Awards”) and may be settled in cash, Shares, other Awards or other property, as specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

(b) Notwithstanding the foregoing, in the case of a Performance Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code), such Award shall be subject to the following limitations:

(i) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an employee who is designated by the Committee as likely to be a covered employee (within the meaning of Section 162(m) of the Code) should qualify as performance-based compensation, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this subsection. Shares awarded to any Participant in a single calendar year pursuant to a Performance Award shall in no event pertain to more than 750,000 shares.

(ii) Performance Goal. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this subsection. The performance goal shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code (including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”). The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(iii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for an Affiliate or a business unit of the Company or of an Affiliate shall be used by the Committee in establishing performance goals for Performance Awards: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items, (3) net income or net income per Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) operating margin; (8) share price or total stockholder return; and (9) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction; management of employment practices and employee benefits; and goals relating to acquisitions or divestitures of business units of the Company or of affiliates). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iv) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time when 25% of such performance period has elapsed.

(v) Written Determinations. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each Performance Award intended to qualify under Section 162(m) of the Code that the performance objective relating to the Performance Award and other material terms upon which settlement of the Award was conditioned have been satisfied.

Section 11. Other Stock-based Awards. The Committee is hereby authorized to grant to Participants other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine.

Section 12. Effect of Termination of Employment or Service.

(a) Termination of Employment or Service. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by Participant or by the Company for any reason (other than death or Disability or by the Company for Cause), then (i) to the extent not yet vested as of the date of termination, an Award shall immediately be forfeited, and (ii) to the extent vested as of the date of termination, an Award may be retained and, if applicable, exercised until the earlier of (A) the date three months (or such longer or shorter period, if any, specified in the applicable Award Agreement or Employment Agreement) after such termination of employment or service or (B) the date such Award would have expired had it not been for the termination of employment or service, after which time, in either case, such Award shall expire. For the avoidance of doubt, change in status from an Employee to a Consultant or non-employee Director, or vice versa, shall be considered a termination of employment or service except as otherwise determined by the Committee.

(b) Death or Disability. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by reason of death or Disability, then (i) to the extent not yet vested as of the date of termination, an Award shall immediately be forfeited, and (ii) to the extent vested as of the date of termination, the Award may be retained and, if applicable, exercised by the Participant or his successor (if employment or service is terminated by death) until the earlier of (A) the date one year after such termination of employment or service or (B) the date such Award would have expired had it not been for the termination of such employment or service, after which time, in either case, such Award shall expire.

(c) Cause. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause, all Awards shall be forfeited and shall expire immediately on the date of termination.

Section 13. Amendment and Termination.

(a) Amendment of the Plan. The Board may amend, alter, suspend or discontinue the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension or discontinuation shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States. Any such amendment, alteration, suspension, discontinuance, or termination that would adversely affect the rights of a Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective with respect to such Award without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan.

(b) Amendment or Termination of Awards. Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment (other than any amendment to Section 14 hereof), alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of a Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan or the applicable Award Agreement.

(c) Termination of the Plan. The Plan shall remain in effect until June 10, 2027, unless earlier terminated by the Board. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

Section 14. Corporate Transactions.

(a) Corporate Transactions. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, in the event of a Change of Control, the Committee, in its sole discretion, (i) may cause any outstanding Award to be (x) continued by the Company, (y) assumed, or substituted with a substantially equivalent award, by the successor company (or its parent or any of its subsidiaries), or (z) canceled in consideration of a cash payment or alternative Award, if applicable, made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award less any exercise price (provided that the Committee may determine that only holders of vested Awards shall receive any such cash payment or alternative Award); or (ii) may take any other action or actions with respect to the outstanding Awards that it deems appropriate. Any Award (or any portion thereof) not continued or assumed by the Company or the successor company (or its parent or any of its subsidiaries), as applicable, pursuant to the foregoing shall terminate on such Change of Control and the holder thereof shall be entitled to no consideration for such Award.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Awards shall terminate immediately prior to such event.

Section 15. General Provisions.

(a) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis; provided that dividends shall not be paid on Options, SARs or on unearned Performance Awards.

(b) Nontransferability of Awards. Except to the extent otherwise provided in an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(c) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d) Share Certificates. Any stock certificate or transfer agent book-entry procedure or other evidence of ownership shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange upon which such Shares or other securities are then listed and any applicable laws or rules or regulations.

(e) Withholding. A Participant may be required to pay to the Company or any of its Affiliates, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from any such grant, lapse, vesting, or exercise of any Award.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements that may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate and shall not lessen or effect the right of the Company or its Affiliates to terminate the employment or service of a Participant.

(i) Rights as a Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be issued under the Plan until he or she has become the holder of such Shares.

(j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of California.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(p) Proprietary Information and Inventions Agreement. A Participant may be required, as a condition precedent to the exercise or settlement of an Award, to have executed and be in compliance with the Company’s (or its subsidiary’s) standard form of confidentiality and non-disclosure agreement.

(q) Modification of Award Terms for non-U.S. Employees. The Committee shall have the discretion and authority to grant Awards with such modified terms as the Committee deems necessary or appropriate in order to comply with the laws of the country in which the Employee resides or is employed, and may establish a subplan under this Plan for such purposes.

(r) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder are exempt from, or comply with, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). The Company shall have the authority to unilaterally amend the Plan and any Award Agreement as the Committee determines in good faith is necessary or desirable to allow any Awards to avoid the imposition of additional tax liabilities under Section 409A to the extent permitted by Section 409A.

ULTRA CLEAN HOLDINGS, INC.
26462 CORPORATE AVENUE
HAYWARD, CA 94545
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees For Against Abstain
1A Clarence L. Granger ☐ ☐☐
1B James P. Scholhamer ☐ ☐☐
1C David T. ibnAle ☐ ☐☐
1D Leonid Mezhvinsky ☐ ☐☐
1E Emily Maddox Liggett ☐ ☐☐
1F Thomas T. Edman ☐ ☐☐
1G Barbara V. Scherer ☐ ☐☐
1H Jeffrey S. Andreson ☐ ☐☐
For address change/comments, mark here. ☐
(see reverse for instructions)
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
For Against Abstain
2. Approval of an amendment and restatement of our stock incentive plan. ☐☐☐
3. Ratification of the appointment of Moss Adams LLP as the independent registered public accounting firm of Ultra Clean Holdings, Inc. for fiscal 2017. ☐☐☐
4. Approval, by an advisory vote, of the compensation of Ultra Clean’s named executive officers for fiscal year 2016 as disclosed in our proxy statement for the 2017 Annual Meeting of Stockholders. ☐☐☐
The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain
5. Approval, by an advisory vote, of the frequency of holding an advisory vote on executive compensation. ☐ ☐☐☐
NOTE: Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date
0000335524_1 R1.0.1.15

ULTRA CLEAN HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 24, 2017
12:30 p.m. Pacific Daylight Time
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com
ULTRA CLEAN HOLDINGS, INC.
26462 Corporate Avenue
Hayward, CA 94545
This proxy is solicited by the Board of Directors for use at the Annual Meeting on Wednesday, May 24, 2017.
This proxy will be voted as directed, or if no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4, and 1 YEAR for Proposal 5.
By signing the proxy, you revoke all prior proxies and appoint James P. Scholhamer and Sheri Brumm, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000335524_2 R1.0.1.15